EXHIBIT 99.2
Financial Statements of Browning-Ferris Industries, LLC -
The accompanying consolidated financial statements of Browning-Ferris Industries, LLC (BFI), an indirect wholly-owned subsidiary of Allied Waste Industries, Inc. (Allied), are being provided pursuant to Rule 3-16 of the Securities and Exchange Commission’s Regulation S-X. The purpose of these financial statements is to provide information about the assets and equity interests which collateralize certain outstanding debt obligations of BFI and Allied. BFI, along with other wholly-owned subsidiaries of Allied (herein referred to as the Other Allied Collateral) on a combined basis represent the aggregate collateral that, upon the occurrence of any triggering event or certain conditions under the collateral agreements, would be available to satisfy the applicable debt obligations. In Note 6, Long-term Debt, to the accompanying consolidated financial statements, we have provided information on BFI and the Other Allied Collateral, on an individual and combined basis.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Allied Waste Industries, Inc.
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of member’s deficit and of cash flows present fairly, in all material respects, the financial position of Browning-Ferris Industries, LLC (the Company) and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule relating to the Company appearing under Item 15 of Part IV of the Allied Waste Industries, Inc.’s Form 10-K for the year ended December 31, 2007 (not presented herein) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As described in Note 1 to the consolidated financial statements, the Company changed its method of accounting for conditional asset retirement obligations effective December 31, 2005, its method of accounting for stock-based compensation effective January 1, 2006, and its method of accounting for the funded status of its defined benefit pension obligations effective December 31, 2006.
PricewaterhouseCoopers LLP
Phoenix, AZ
February 20, 2008, except for the effects of the change in reportable segments discussed in Note 1 to the consolidated financial statements, as to which the date is May 5, 2008.

BROWNING-FERRIS INDUSTRIES, LLC
CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31,
	2007	2006
ASSETS
Current Assets —
Cash and cash equivalents	$2.7	$10.1
Accounts receivable, net of allowance of $5.2 and $4.2	224.6	191.6
Prepaid and other current assets	19.1	28.2

Total current assets	246.4	229.9
Property and equipment, net	1,056.4	1,020.2
Goodwill	3,264.4	3,322.3
Other assets, net	185.1	148.0

Total assets	$4,752.3	$4,720.4

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities —
Current portion of long-term debt	$162.0	$1.2
Accounts payable	122.1	119.9
Current portion of accrued capping, closure, post-closure and environmental costs	61.0	62.3
Accrued interest	61.5	71.2
Other accrued liabilities	89.1	122.2
Unearned revenue	69.1	65.5

Total current liabilities	564.8	442.3
Long-term debt, less current portion	4,479.7	5,183.9
Accrued capping, closure, post-closure and environmental costs, less current portion	496.7	491.9
Due to parent	1,111.1	401.6
Other long-term obligations	133.8	146.3
Minority interests	1.3	1.0
Commitments and Contingencies
Member’s Deficit —
Accumulated other comprehensive loss	(28.2)	(54.9)
Retained deficit	(2,006.9)	(1,891.7)

Total member’s deficit	(2,035.1)	(1,946.6)

Total liabilities and member’s deficit	$4,752.3	$4,720.4

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

BROWNING-FERRIS INDUSTRIES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	Year Ended December 31,
	2007	2006	2005
Revenues	$1,806.6	$1,737.7	$1,589.0
Cost of operations (exclusive of depreciation and amortization shown below)	1,156.6	1,174.6	1,042.9
Selling, general and administrative expenses	186.5	164.5	122.3
Depreciation and amortization	153.2	139.8	129.3

Operating income from continuing operations	310.3	258.8	294.5
Interest expense and other	436.6	467.3	471.5

Loss before income taxes	(126.3)	(208.5)	(177.0)
Income tax benefit	(25.1)	(22.6)	(56.5)
Minority interests	0.3	0.2	(1.0)

Loss from continuing operations	(101.5)	(186.1)	(119.5)
Income from discontinued operations, net of tax	6.3	6.1	10.9
Cumulative effect of change in accounting principle, net of tax	—	—	(0.5)

Net loss	$(95.2)	$(180.0)	$(109.1)

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

BROWNING-FERRIS INDUSTRIES, LLC
CONSOLIDATED STATEMENTS OF MEMBER’S DEFICIT
(in millions)

	Accumulated
	Other		Total
	Comprehensive	Retained	Member’s
	Loss	Deficit	Deficit
Balance as of December 31, 2004	$(69.4)	$(1,557.7)	$(1,627.1)

Net loss	—	(109.1)	(109.1)
Distribution to parent	—	(14.7)	(14.7)
Other comprehensive income, net of tax:
Net gain deferred on hedging derivatives	1.3	—	1.3
Employee benefits plan liability adjustment	(2.2)	—	(2.2)

Balance as of December 31, 2005	(70.3)	(1,681.5)	(1,751.8)

Net loss	—	(180.0)	(180.0)
Distribution to parent	—	(30.2)	(30.2)
Other comprehensive income, net of tax:
Employee benefits plan liability adjustment	70.3	—	70.3
Adjustment to initially apply SFAS 158	(54.9)	—	(54.9)

Balance as of December 31, 2006	(54.9)	(1,891.7)	(1,946.6)

Net loss	—	(95.2)	(95.2)
Distribution to parent	—	(20.0)	(20.0)
Other comprehensive income, net of tax:
Employee benefits plan liability adjustment	26.7	—	26.7

Balance as of December 31, 2007	$(28.2)	$(2,006.9)	$(2,035.1)

Comprehensive Loss —

	Year Ended December 31,
	2007	2006	2005
Net loss	$(95.2)	$(180.0)	$(109.1)
Other comprehensive income, net of tax:
Net gain deferred on hedging derivatives	—	—	1.3
Employee benefits plan liability adjustment	26.7	70.3	(2.2)

	$(68.5)	$(109.7)	$(110.0)

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

BROWNING-FERRIS INDUSTRIES, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2007	2006	2005
Operating activities —
Net loss	$(95.2)	$(180.0)	$(109.1)
Discontinued operations, net of tax	(6.3)	(6.1)	(10.9)
Adjustments to reconcile net loss to cash used for operating activities from continuing operations—
Provisions for:
Depreciation and amortization	153.2	139.8	129.3
Doubtful accounts	5.5	3.7	3.1
Accretion of debt and amortization of debt issuance costs	17.1	18.8	19.3
Gain on sale of fixed assets	(8.8)	(4.5)	(0.8)
Non-cash reduction in acquisition and environmental accruals	(4.1)	(7.2)	(25.2)
Discount on sale of trade receivables	11.7	5.8	5.0
Write-off of deferred debt issuance costs	7.5	4.1	11.9
Cumulative effect of change in accounting principle, net of tax	—	—	0.5
Change in operating assets and liabilities, excluding the effects of acquisitions—
Accounts receivable, prepaid expenses, inventories and other assets	(46.4)	(39.8)	(20.5)
Accounts payable, accrued liabilities, unearned income and other	(40.0)	(16.3)	(50.7)
Capping, closure and post-closure accretion	33.3	29.2	30.2
Capping, closure, post-closure and environmental expenditures	(48.4)	(58.2)	(58.3)

Cash used for operating activities from continuing operations	(20.9)	(110.7)	(76.2)

Investing activities —
Cost of acquisitions, net of cash acquired	(1.2)	—	(0.7)
Proceeds from divestitures, net of cash divested	71.6	0.2	2.9
Proceeds from sale of fixed assets	6.6	7.7	2.5
Capital expenditures, excluding acquisitions	(184.1)	(185.9)	(200.6)
Capitalized interest	(5.7)	(5.3)	(4.9)
Other	(0.6)	—	2.5

Cash used for investing activities from continuing operations	(113.4)	(183.3)	(198.3)

Financing activities —
Proceeds from long-term debt, net of issuance costs	1,319.4	1,200.4	2,083.7
Payments of long-term debt	(1,887.8)	(1,395.3)	(2,783.8)
Net change in due to/from parent	697.3	475.8	975.8

Cash provided by financing activities from continuing operations	128.9	280.9	275.7

Discontinued operations –
Cash provided by (used for) operating activities	(2.0)	9.6	5.5
Cash used for investing activities	—	(2.3)	(2.7)
Cash provided by financing activities	—	3.8	2.7

Cash provided by (used for) discontinued operations	(2.0)	11.1	5.5

Increase (decrease) in cash and cash equivalents	(7.4)	(2.0)	6.7
Cash and cash equivalents, beginning of year	10.1	12.1	5.4

Cash and cash equivalents, end of year	$2.7	$10.1	$12.1

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Summary of Significant Accounting Policies
Browning-Ferris Industries, LLC (BFI, we, us, our, the Company), a Delaware limited liability company, is an indirect wholly-owned subsidiary of Allied Waste Industries, Inc., (Allied or Parent), a Delaware corporation. Effective January 1, 2005, Browning-Ferris Industries, Inc. was converted to a single member limited liability company (LLC). Allied Waste North America, Inc. (Allied NA), a wholly-owned subsidiary of Allied, is the sole member of BFI.
As described in Note 6, Long-term Debt, the accompanying consolidated financial statements reflect the debt obligations incurred by Allied to acquire BFI in 1999. Since that time, Allied has transferred certain assets as discussed below. The entities that comprise BFI have not historically produced the operating cash flows necessary to service the acquisition debt incurred by Allied. As such, BFI is reliant on Allied to provide necessary funding to support its activities. Allied has issued to BFI a letter evidencing its ability and intent to provide BFI with the necessary financial support through January 1, 2009.
Purpose of financial statements –
The purpose of the accompanying financial statements is to provide information about the assets and equity interests which represent a portion of the collateral for certain outstanding debt obligations of BFI and Allied. BFI, along with certain other wholly-owned subsidiaries of Allied (herein referred to as the Other Allied Collateral), on a combined basis represents the aggregate collateral that, upon occurrence of any triggering event or certain other conditions under the collateral agreements, would be available to satisfy the applicable outstanding debt obligations.
Prior to 2001, the Other Allied Collateral was wholly-owned by BFI. Subsequently, the Other Allied Collateral was transferred to newly created subsidiaries of Allied for organizational efficiency and other purposes. Although a collateral waiver was received from the collateral trustee, the Other Allied Collateral continues to collateralize the debt. The transfers constitute a change in reporting entity. For the years ended December 31, 2007, 2006, and 2005, respectively, we transferred $20.0 million, $30.2 million and $14.7 million to the Other Allied Collateral, which is presented as distributions to parent on the accompanied consolidated statements of member’s deficit. Such changes in 2007, 2006, and 2005 were considered to be immaterial and, therefore, prior period financial statements were not restated.
Principles of consolidation and presentation –
The accompanying consolidated financial statements reflect the financial position, results of operations and cash flows of BFI, which operates as an integrated business unit of Allied. However, such financial statements may not necessarily reflect BFI’s financial position, results of operations and cash flows had it been a stand-alone company during the periods presented. All significant intercompany accounts and transactions occurring within BFI have been eliminated in the accompanying consolidated financial statements.
Reclassifications –
For comparative purposes, certain prior year amounts have been reclassified to conform to the current year presentation. During the first quarter of 2008, we realigned our organizational structure and reduced the number of our geographic regions from five to four.
Management’s estimates and assumptions –
The preparation of financial statements in conformity with generally accepted accounting principles in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management bases its estimates on the Company’s historical experience and expectations of the future and on various other assumptions that are

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
believed to be reasonable under the circumstances. The more significant areas requiring the use of management’s estimates and assumptions relate to accounting for landfills, remaining disposal capacity that is the basis for future cash-flow estimates and units-of-production amortization, environmental and asset retirement obligations, asset and goodwill impairments (including estimates of future cash-flows), self-insurance reserves, pension liabilities and reserves for contingencies and litigation. Actual results may differ significantly from the estimates.
Certain costs and expenses incurred by Allied have been allocated to BFI in order to prepare the accompanying consolidated financial statements. Such allocations are based on assumptions that management believes are reasonable; however, such allocations are not necessarily indicative of the costs that would have resulted if BFI had been operating on a stand-alone basis, independent of Allied.
Cash and cash equivalents –
We consider liquid investments with an original maturity of three months or less to be cash equivalents. Amounts are stated at quoted market prices.
At December 31, 2007 and 2006, the book credit balance of $2.7 million and $4.9 million, respectively, in our primary disbursement account was reported in accounts payable. We revised the classification of the net change in our primary disbursement account totaling $2.2 million, $2.3 million and $2.2 million for the year ended December 31, 2007, 2006, 2005, respectively, from a financing activity to an operating activity in our consolidated statements of cash flows as checks presented for payment are not payable by our bank under our 2005 Credit Facility Agreement or any other overdraft arrangement and as such do not represent short term borrowings.
Concentration of credit risk –
Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and trade receivables. We place our cash and cash equivalents with high quality financial institutions and manage the related credit exposure. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base.
Trade and other receivables and receivable realization allowance –
Our receivables are recorded when billed and represent claims against third parties that will be settled in cash. The carrying value of our receivables, net of the allowance for doubtful accounts, represents the net recoverable value. We provide services to customers throughout the United States and Puerto Rico. We perform credit evaluations of our significant customers and establish a receivable realization allowance based on the aging of our receivables, payment performance factors, historical collection trends and other information. We also review outstanding balances on an account specific basis. Our reserve is evaluated and revised on a monthly basis. Past due receivable balances are written-off when our collection efforts have been unsuccessful in collecting amounts due. In addition, we recognize sales valuation allowance based on our historical analysis of revenue reversals and credits issued after the month of billing. Revenue reversals and credits typically relate to resolution of customer disputes and other billing adjustments. The total allowance as of December 31, 2007 and 2006, for our continuing operations was approximately $5.2 million and $4.2 million, respectively.
Property and equipment –
Property and equipment are recorded at cost, which includes interest to finance the acquisition and construction of major capital additions during the development phase until they are completed and ready for their intended use. Depreciation is provided on the straight-line method over the estimated useful lives as follows: buildings and improvements (30-40 years), vehicles and equipment (3-15 years), containers and compactors (5-10 years) and furniture and office equipment (4-8 years). For

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
building improvements, the depreciable life can be the shorter of the improvements’ estimated useful lives or the related lease terms. We do not assume a residual value on our depreciable assets.
We include capitalized costs associated with developing or obtaining internal-use software within furniture and office equipment. These costs include external direct costs of materials and services used in developing or obtaining the software and payroll and payroll-related costs for employees directly associated with the software development project.
Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs, which do not improve assets or extend their useful lives, are charged to expense as incurred. For example, under certain circumstances the replacement of vehicle transmissions or engine rebuilds are capitalized whereas repairs to vehicle brakes are expensed. For the years ended December 31, 2007, 2006 and 2005, maintenance and repairs expenses charged to cost of operations were $115.3 million, $119.4 million and $113.1 million, respectively.
When property is retired or sold, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in cost of operations. For the years ended December 31, 2007, 2006 and 2005, we recognized net pre-tax gains of $8.8 million, $4.5 million and $0.8 million, respectively, on the disposal of fixed assets.
Goodwill and intangible assets –
Goodwill represents the purchase price in excess of the net amount assigned to assets acquired and liabilities assumed by us primarily as a result of Allied’s purchase of BFI in 1999. We have allocated our goodwill to each of our reporting units which we define as our geographic operating segments and evaluate each reporting unit’s goodwill for impairment each year as of December 31st or whenever events or changes in circumstances indicate that such goodwill could be impaired. We apply the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142), which require that a two-step impairment test be performed on goodwill. In the first step, the fair value of the reporting unit is compared to the carrying value of its net assets. If the fair value of the reporting unit exceeds the carrying value of the net assets of the reporting unit, goodwill is not impaired and no further testing is required. If the carrying value of the net assets of the reporting unit exceeds the fair value of the reporting unit, then a second step must be performed in order to determine the implied fair value of the goodwill and compare it to the carrying value of the goodwill. If the carrying value of goodwill exceeds its implied fair value, then an impairment loss equal to the difference is recorded. The calculation of fair value is subject to judgments and estimates about future events. We estimated fair value based on each reporting unit’s projected net cash flows discounted using our weighted average cost of capital of approximately 7.2% and 7.5% at December 31, 2007 and 2006, respectively. The estimated fair value of our reporting units could change if there were future changes in our capital structure, cost of debt, interest rates, capital expenditure levels, ability to perform at levels that were forecasted or changes to the market capitalization of our company. We incurred no impairment of goodwill as a result of our annual goodwill impairment tests in 2007, 2006 and 2005. Additionally, we did not encounter any events or changes of circumstances that indicated that impairment was more likely than not during the interim periods of 2007, 2006 and 2005.
We may conduct an impairment test of goodwill more frequently than annually under certain conditions. For example, a significant adverse change in our liquidity or the business environment, unanticipated competition, a significant adverse action by a regulator or the disposal of a significant portion of a reporting unit could prompt an impairment test between annual assessments.
Our reporting units are comprised of several vertically integrated businesses. At the time of a divestiture of an individual business within a reporting unit, goodwill is allocated to that business based on its relative fair value to the fair value of its reporting unit and a gain or loss on disposal is determined. The remaining goodwill in the reporting unit from which the assets were divested would be re-evaluated for recoverability, which could result in an additional recognized loss.

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Other assets –
Other assets include notes receivable, landfill closure deposits, deferred financing costs and miscellaneous non-current assets. Upon funding of debt offerings, financing costs are capitalized and amortized using the effective-interest method over the term of the related debt. Deferred financing costs represent transaction costs directly attributable to obtaining financing.
Landfill accounting –
We have a network of 34 owned or operated active landfills with a net book value of approximately $0.5 billion at December 31, 2007. In addition, we own or have responsibility for 86 closed landfills. We use a life-cycle accounting method for landfills and the related capping, closure and post-closure liabilities. This method applies the costs to be capitalized associated with acquiring, developing, closing and monitoring the landfills over the associated consumption of landfill capacity.
We capitalize interest in connection with the construction of our landfill assets. Actual acquisition, permitting and construction costs incurred relating to landfill assets under active development qualify for interest capitalization. Interest capitalization ceases when the construction of a landfill asset is complete and available for use. During the years ended December 31, 2007, 2006 and 2005, we incurred gross interest expense of $377.8 million, $427.3 million and $432.8 million, respectively, of which $5.7 million, $5.3 million and $4.9 million, respectively, was capitalized.
The amortizable landfill asset includes development costs incurred, development costs expected to be incurred over the remaining life of the landfill, the recorded capping, closure and post-closure asset retirement obligation asset and the present value of cost estimates for future capping, closure and post-closure costs.
We amortize the landfill asset over the remaining capacity of the landfill as volume is consumed during the life of the landfill with one exception. The exception applies to capping costs for which both the recognition of the liability and the amortization are based on the costs and capacity of each specific capping event.
On at least an annual basis, we update our development cost estimates (which include the costs to develop the site as well as the individual cell construction costs) and capping, closure and post-closure cost estimates for each landfill. Additionally, future capacity estimates (sometimes referred to as airspace) are updated annually using aerial surveys of each landfill to estimate utilized disposal capacity and remaining disposal capacity. The overall cost and capacity estimates are reviewed and approved by senior operations management annually.
We periodically review the recoverability of our operating landfills. Should events and circumstances indicate that any of our landfills be reviewed for possible impairment, such review will be made in accordance with SFAS No.144, Accounting for Impairment or Disposal of Long-Lived Assets (SFAS 144) and EITF Issue No. 95-23, The Treatment of Certain Site Restoration/Environmental Exit Costs When Testing a Long-Lived Asset for Impairment. The EITF outlines how cash flows for environmental exit costs should be determined and measured.
Landfill asset amortization. We use the units of production method for purposes of calculating the amortization rate at each landfill. This methodology divides the remaining costs (including any unamortized amounts recorded) associated with acquiring, permitting and developing the entire landfill plus the present value of the total remaining costs for specific capping events, closure and post-closure by the total remaining disposal capacity of that landfill (except for capping costs, which are divided by the total remaining capacity of the specific capping event). For landfills that we do not own, but operate through operating or lease arrangements, the total remaining disposal capacity is the capacity estimated to be utilized over the remaining life of the contract. The resulting per ton amortization rates are applied to each ton disposed at the landfill and are recorded as expense for that period. We expensed approximately $82.3 million, $74.9 million and $72.9

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
million, related to landfill amortization during the years ended December 31, 2007, 2006 and 2005, respectively. Costs associated with developing the landfill include direct costs such as excavation, liners, leachate collection systems, methane gas collection system installation, engineering and legal fees, and capitalized interest. Estimated total future development costs for our 34 active landfills at December 31, 2007 was approximately $1.1 billion, excluding capitalized interest, which will be spent over the remaining operating lives of the landfills.
We classify disposal capacity as either permitted (having received the final permit from the regulatory agencies) or probable expansion. Probable expansion disposal capacity has not yet received final approval from the regulatory agencies, but we have determined that certain critical criteria have been met and the successful completion of the expansion is probable. Our requirements to classify disposal capacity as probable expansion are as follows:
•	We have control of and access to the land where the expansion permit is being sought.

•	All geological and other technical siting criteria for a landfill have been met, or an exception from such requirements has been received (or can reasonably be expected to be received).

•	The political process has been assessed and there are no identified impediments that cannot be resolved.

•	We are actively pursuing the expansion permit and have an expectation that the final local, state and federal permits will be received within the next five years.

•	Senior operations management approval has been obtained.
Upon successfully meeting the preceding criteria, the costs associated with developing, constructing, closing and monitoring the total additional future disposal capacity are considered in the life-cycle cost of the landfill and reflected in the calculation of the amortization rate and the rate at which capping, closure and post-closure is accrued.
We continually monitor the progress of obtaining local, state and federal approval for each of our expansion permits. If it is determined that the expansion no longer meets our criteria then (a) the disposal capacity is removed from our total available disposal capacity; (b) the costs to develop that disposal capacity and the associated capping, closure and post-closure costs are removed from the landfill amortization base; and (c) amortization rates are adjusted for prospective use. In addition, any value assigned to probable expansion capacity is written-off to expense during the period in which it is determined that the criteria are no longer met.
Capping, closure and post-closure. As individual areas within each landfill reach capacity, we are required to cap and close the areas in accordance with the landfill site permit. Generally, capping activities include the installation of compacted clay, geosynthetic liners, drainage channels, compacted soil layers and vegetative soil barriers over areas of a landfill where total airspace has been consumed and waste is no longer being received. Capping activities occur throughout the life of the landfill.
Closure costs are those costs incurred after a landfill site stops receiving waste, but prior to being certified as closed. After the entire landfill site has reached capacity and is closed, we are required to maintain and monitor the site for a post-closure period, which generally extends for 30 years. Post-closure requirements include maintenance and operational costs of the site and monitoring the methane gas collection systems and groundwater systems, among other post-closure activities. Estimated costs for capping, closure and post-closure are compiled and updated annually for each landfill by local and regional company engineers.
SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143) and its Interpretations require landfill obligations to be recorded at fair value as incurred. Quoted market prices in active markets are the best evidence of fair value, however, since quoted market prices for landfill retirement obligations are not available to determine fair value, we use discounted cash flows of capping, closure and post-closure cost estimates to approximate fair value. Cost estimates are prepared by our local management based on the applicable local, state and federal regulations and site specific permit requirements.

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Capping, closure and post-closure costs are estimated for the period of performance, utilizing estimates a third-party would charge (including profit margins) to perform those activities in full compliance with the applicable permit or regulatory requirements. If we perform the capping, closure and post-closure activities internally, the difference between amounts accrued, based upon third party cost estimates (including profit margins) and our actual cost incurred is recognized as a component of cost of operations in the period earned. An estimate of fair value should include the price that marketplace participants are able to receive for bearing the uncertainties in cash flows. However, when utilizing discounted cash flows, reliable estimates of market risk premiums may not be obtainable. In our industry, there is no market that exists for selling the responsibility for capping, closure and post-closure obligations independent of selling the entire landfill. Accordingly, we are unable to develop a methodology to reliably estimate a market risk premium and have excluded a market risk premium from our determination of expected cash flows for capping, closure and post-closure liability. Our cost estimates are inflated to the period of performance using an estimate of inflation that is updated annually. We used an estimated inflation rate of 2.5% in 2007, 2006 and 2005.
We discount our capping, closure and post-closure costs using our credit-adjusted, risk-free rate. Capping, closure and post-closure liabilities are recorded in layers and discounted using the credit-adjusted risk-free rate in effect at the time the obligation is incurred (8.0% in 2007 and 8.5% in 2006). The credit-adjusted, risk-free rate is based on the risk-free interest rate on obligations of similar maturity adjusted for our own credit rating. Changes in our credit-adjusted, risk-free rate do not impact recorded liabilities; however, subsequently recognized obligations are measured using the revised credit-adjusted, risk-free rate.
Accretion expense is necessary to increase the capping, closure and post-closure accrual balance to its future undiscounted value. To accomplish this, we accrete our capping, closure and post-closure accrual balance using the applicable credit-adjusted, risk-free rate and recognize the accretion expense as an operating expense each period. Accretion expense on landfill liabilities is recorded to cost of operations from the time the liability is recognized until the costs are paid. Accretion expense for capping, closure and post-closure obligations for the years ended December 31, 2007, 2006 and 2005 was $33.3 million, $29.2 million and $30.2 million, respectively.
Landfill maintenance costs. Daily maintenance costs incurred during the operating life of the landfill are recognized in cost of operations as incurred. Daily maintenance costs include leachate treatment and disposal, methane gas and groundwater system monitoring and maintenance, interim cap maintenance, environmental monitoring and costs associated with the application of daily cover materials.
Financial assurance costs. Costs of financial assurances related to our capping, closure and post-closure obligations for open and closed landfills are recognized in cost of operations as incurred.
Environmental costs –
Environmental liabilities arise primarily from contamination at sites that we own or operate or third-party sites where we have delivered waste. These liabilities primarily include costs associated with remediating groundwater, surface water and soil contamination as well as controlling and containing methane gas migration. We periodically conduct environmental assessments of existing landfills or other properties, and in connection with landfills acquired from third parties, in order to monitor or determine potential contamination.
We cannot determine with precision the ultimate amounts of our environmental liabilities. Our estimates of these liabilities require assumptions about future events due to a number of uncertainties including the extent of the contamination, the appropriate remedy, the financial viability of other potentially responsible parties and the final apportionment of responsibility among the potentially responsible parties. Environmental liabilities, apportionment of responsibility among potentially responsible parties and legal costs associated with environmental remediation are

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
accounted for in accordance with the guidance provided by the American Institute of Certified Public Accountants Statement of Position 96-1, Environmental Remediation Liabilities. Where we have concluded that our estimated share of potential liabilities is probable, a provision has been made in the consolidated statements of operations.
In connection with evaluating liabilities for environmental matters, we estimate a range of potential impacts and the most likely outcome. The recorded liabilities represent our estimate of the most likely outcome of the matters for which we have determined liability is probable. We re-evaluate these matters as additional information becomes available to ascertain whether the accrued liabilities are adequate. We do not expect that near-term adjustments to our estimates will have a material adverse impact on our consolidated liquidity, financial position or results of operations. We do not reduce our estimated obligations for proceeds from other potentially responsible parties or insurance companies. If receipt is probable, the expected amount of proceeds is recorded as reduction in environmental expense in operating income and as a receivable.
Our ultimate liabilities for environmental matters may differ from the estimates determined in our assessments to date. We have determined that the recorded undiscounted liability for environmental matters as of December 31, 2007 and 2006 of approximately $126.5 million and $144.7 million, respectively, represents the most probable outcome of these matters. Using the high end of our estimate of the reasonably possible range, the outcome of these matters would result in approximately $10.7 million of additional liability. There were no significant environmental recovery receivables outstanding as of December 31, 2007 or 2006.
Asset impairments –
We evaluate our long-lived assets, such as property and equipment, landfills and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate the carrying amount of the asset or asset group may not be recoverable, in accordance with SFAS 144. Typical indicators that an asset may be impaired include:
•	A significant decrease in the market price of an asset or asset group;

•	A significant adverse change in the extent or manner in which an asset or asset group is being used or in its physical condition;

•	A significant adverse change in legal factors or in the business climate that could affect the value of an asset or asset group, including an adverse action or assessment by a regulator;

•	An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	Current period operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; or

•	A current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.
If any of these or other indicators occurs, the asset or asset group is reviewed to determine whether there has been impairment. We perform a test of recoverability by comparing the carrying value of the asset or asset group to its undiscounted expected future cash flows. If the carrying values exceed the related undiscounted expected future cash flows, we measure any impairment by comparing the fair value of the asset or asset group to its carrying value. Fair value is determined by either an internally developed discounted projected cash flow analysis of the asset or asset group or an external valuation. If the fair value of an asset or asset group is determined to be less

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
than the carrying amount of the asset or asset group, impairment in the amount of the difference is recorded in the period that the impairment indicator occurs. Estimating future cash flows requires significant judgment and projections may vary from cash flows eventually realized. Refer to the goodwill and landfill policy discussion above for additional information.
Self-Insurance –
We participate in Allied’s general liability, automobile liability and workers’ compensation insurance programs and are allocated a portion of the related costs on an annual basis based upon our payroll. Allied maintains high deductibles for commercial general liability, automobile liability, and workers’ compensation coverage, ranging from $1 million to $3 million. Allied’s insurance claim liabilities are determined based primarily upon past claims experience, which considers both the frequency and settlement amount of claims. Allied’s insurance claim liabilities are recorded on an undiscounted basis. BFI’s portion of Allied’s insurance claim liabilities is reflected in our consolidated balance sheet as an accrued liability totaling $92.7 million and $91.2 million at December 31, 2007 and 2006, respectively.
We are the primary obligor for payment of all claims, therefore we report our insurance claim liabilities on a gross basis in other current and long-term liabilities and any associated recoveries from our insurers in other assets.
Business combinations –
We supplement our organic growth with acquisitions of operating assets, such as landfills and transfer stations, and tuck-in acquisitions of privately owned solid waste collection and disposal operations in existing markets. Businesses acquired are accounted for under the purchase method of accounting and are included in the consolidated financial statements from the date of acquisition. We allocate the cost of the acquired businesses to the assets acquired and the liabilities assumed based on estimates of fair values thereof. These estimates are revised during the allocation period as necessary if, and when, information regarding contingencies becomes available to further define and quantify assets acquired and liabilities assumed. The allocation period generally does not exceed one year. To the extent contingencies such as preacquisition environmental matters, litigation and related legal fees are resolved or settled during the allocation period, such items are included in the revised allocation of the purchase price. After the allocation period, the effect of changes in such contingencies is included in results of operations in the periods in which the adjustments are determined. See discussion on related new accounting standard later in this footnote under Recently issued accounting pronouncements.
Acquisition accruals. At the time of an acquisition, we evaluate and record the assets and liabilities of the acquired company at their estimated fair values. Assumed liabilities as well as liabilities resulting directly from the completion of the acquisition are considered in the net assets acquired and resulting purchase price allocation. To the extent contingencies are resolved or settled during the allocation period, such items are included in the revised allocation of the purchase price. Any changes to the estimated fair value of assumed liabilities subsequent to the one-year allocation period are recorded in results of operations, other than tax matters, which are recorded to goodwill.
At December 31, 2007 and 2006, we had approximately $22.4 million and $26.3 million, respectively, of acquisition accruals remaining on our consolidated balance sheets, consisting primarily of loss contracts and other commitments associated with the acquisition of BFI in 1999 by Allied. In addition, at December 31, 2007 and 2006, we had approximately $21.9 million and $26.4 million, respectively, of insurance liabilities associated with the acquisition of BFI. In 2005, we reversed $25.2 million of such accruals primarily as a result of favorable legal rulings or settlements. Expenditures against acquisition accruals in 2007, 2006 and 2005 were $3.6 million, $8.1 million, and $13.9 million, respectively. Expenditures against insurance liabilities assumed in the acquisition were $2.7 million, $4.0 million, and $8.8 million, in 2007, 2006 and 2005 respectively.

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Contingent liabilities –
We are subject to various legal proceedings, claims and regulatory matters, the outcomes of which are subject to significant uncertainty. We determine whether to disclose or accrue for loss contingencies based on an assessment of whether the risk of loss is remote, reasonably possible or probable and whether it can be reasonably estimated in accordance with SFAS No. 5, Accounting for Contingencies (SFAS 5) and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. We assess our potential liability relating to litigation and regulatory matters based on information available to us. Management’s assessment is developed based on an analysis of possible outcomes under various strategies. We accrue for loss contingencies when such amounts are probable and reasonably estimable. If a contingent liability is only reasonably possible, we will disclose the potential range of the loss, if estimable.
Accumulated other comprehensive loss –
Accumulated other comprehensive loss related to our defined benefit plans was $28.2 million and $54.9 million, net of tax, at December 31, 2007 and 2006, respectively. These amounts are included in member’s deficit.
Revenue recognition –
Our revenues result primarily from fees charged to customers for waste collection, transfer, recycling and disposal services. Advance billings are recorded as unearned revenue, and revenue is recognized when services are provided. We generally provide collection services under direct agreements with our customers or pursuant to contracts with municipalities. Commercial and municipal contracts are generally for multiple years and commonly have renewal options.
Income taxes –
Allied manages its income tax affairs on a consolidated basis and as a result, BFI’s operating results are included in Allied’s consolidated federal income tax returns. For state income tax purposes, BFI’s operating results are included in certain of Allied’s state income tax returns or in its own tax returns in certain separate filing states.
Allied accounts for income taxes using a balance sheet approach whereby deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets, other than non-deductible goodwill, and liabilities. Deferred tax assets and liabilities are measured using the income tax rate in effect during the year in which the differences are expected to reverse.
Allied provides a valuation allowance for deferred tax assets (including net operating loss, capital loss and minimum tax credit carryforwards) when it is more likely than not that they will not be able to realize the future benefits giving rise to the deferred tax asset.
Allied accounts for income tax uncertainties under FIN No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48), which provides guidance on the recognition, derecognition and measurement of potential tax benefits associated with tax positions. We recognize our portion of interest and penalties relating to uncertain income tax matters as a component of income tax expense.
The income tax provision in the accompanying consolidated statements of operations has been prepared on a separate company basis as required under SFAS No. 109, Accounting for Income Taxes, except that BFI recognizes the tax benefit of its current period operating losses as Allied effectively reimburses it for those benefits through the settlement process described below. Absent this exception, BFI’s net loss would have been substantially larger as it would not have been able to recognize the benefits attributable to its operating losses as realization of the related net operating loss carryforwards would be unlikely on a separate company basis.

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
At the end of each period, BFI settles its income tax provision (both current and deferred components) with Allied through the due from/to Parent account. As a result, the accompanying consolidated balance sheets do not include current taxes payable or deferred tax assets or liabilities.
Employee benefit plans –
We currently have one qualified defined benefit pension plan, the BFI Pension Plan. The BFI Pension Plan covers certain BFI employees in the United States, including some employees subject to collective bargaining agreements. The benefits of approximately 97% of the current plan participants were frozen when Allied acquired BFI.
Our pension contributions are made in accordance with funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA) and the Internal Revenue Code (IRC) as amended by the Pension Protection Act of 2006. The pension plan’s assets are invested as determined by Allied’s Retirement Benefits Committee. We annually review and adjust the plan’s asset allocation as deemed necessary.
The benefit obligation and associated income or expense related to the BFI Pension Plan are determined based on annually established assumptions such as discount rate, expected rate of return and average rate of compensation increase. We determine the discount rate based on a model which matches the timing and amount of expected benefit payments to maturities of high quality bonds priced as of the pension plan measurement date. Where that timing does not correspond to a published high-quality bond rate, our model uses an expected yield curve to determine an appropriate current discount rate. The yields on the bonds are used to derive a discount rate for the liability. In developing our expected rate of return assumption, we evaluate long-term expected and historical actual returns on the plan assets, which give consideration to our asset mix and the anticipated duration of our plan obligations. The average rate of compensation increase reflects our expectations of average pay increases over the periods benefits are earned. Our assumptions are reviewed annually and adjusted as deemed necessary.
Stock-based compensation plans –
Certain BFI employees are eligible to participate in the stock option plans of the Parent. Effective January 1, 2006, the Parent adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (SFAS 123(R)), using the modified prospective transition method to record compensation expense for all employee and non-employee director stock-based compensation plans. Option exercise prices are based upon the per share closing price of the Parent’s common stock at the date of grant. The fair value of each option on the date of grant is estimated using the Black-Scholes pricing model based on certain valuation assumptions. The risk-free interest rate is based on a zero-coupon U.S. Treasury bill rate on the date of grant with the maturity date approximately equal to the expected life of the option at the grant date. The expected life of options granted in 2007 is determined taking into consideration the Parent’s historical option experience. The expected life assumption utilized in 2006 was based on the simplified method as provided Staff Accounting Bulletin No. 107 (SAB 107). The dividend rate is assumed to be zero as the Parent is currently restricted from paying dividends under the terms of our credit facility. Expected volatility is based on daily historical volatility of the Parent’s common stock price. We recognize the fair value of stock-based awards over the service period, which generally is the vesting period.
Compensation expense associated with restricted stock awards is measured based on the grant date fair value of the Parent’s common stock and is recognized on a straight-line basis over the requisite service period which is generally the vesting period. Compensation expense is recognized only for those awards that are expected to vest which we estimate based upon historical forfeitures.

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Prior to the adoption of SFAS 123(R), the Parent accounted for stock-based compensation plans under Accounting Principle Board (APB) No. 25, Accounting for Stock Issued to Employees (APB 25) and the related interpretations and provided the required SFAS No. 123, Accounting for Stock-Based Compensation, (SFAS 123) pro forma disclosures for employee stock options. Accordingly, stock-based compensation amounts for 2005 are contained in our footnotes but the consolidated financial statements have not been restated to reflect, and do not include, the impact of SFAS 123(R).
Stock-based compensation expense is allocated to BFI and included in selling, general and administrative expenses. See Note 10, Related Party Transactions, for further disclosures.
Leases –
We lease property and equipment in the ordinary course of our business. Our most significant lease obligations are for property and equipment specific to our industry, including real property operated as a landfill or transfer station and equipment such as compactors. Our leases have varying terms. Some may include renewal or purchase options, escalation clauses, restrictions, penalties or other obligations that we consider in determining minimum lease payments. The leases are classified as either operating leases or capital leases, as appropriate.
Operating leases. The majority of our leases are operating leases. This classification generally can be attributed to either (i) relatively low fixed minimum lease payments as a result of real property lease obligations that vary based on the volume of waste we receive or process or (ii) minimum lease terms that are much shorter than the assets’ economic useful lives. Management expects that in the normal course of business our operating leases will be renewed, replaced by other leases, or replaced with fixed asset expenditures. Our rent expense during each of the last three years and our future minimum operating lease payments for each of the next five years, for which we are contractually obligated as of December 31, 2007, are disclosed in Note 9, Commitments and Contingencies.
Capital leases. Assets under capital leases are capitalized at the inception of each lease and are amortized over either the useful life of the asset or the lease term, as appropriate, on a straight-line basis. The present value of the related lease payments is recorded as a debt obligation. Future maturities of capital lease obligations are included in the future maturities of long-term debt presented in Note 6, Long-term Debt.
Fair value of financial instruments –
Our financial instruments as defined by SFAS No. 107, Disclosures About Fair Value of Financial Instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and long-term debt. We have determined the related estimated fair values at December 31, 2007 and 2006 using available market information and valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value and such estimates may not be indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.
The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their respective fair values due to the short-term maturities of these instruments. See Note 6, Long-term Debt, for fair value of debt.
Change in accounting principle –
In April 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No. 143 (FIN 47). The interpretation expands on the accounting guidance of SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143), providing clarification of the term “conditional asset retirement obligation”

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
and guidelines for the timing of recording the obligation. We adopted SFAS 143 effective January 1, 2003. We adopted FIN 47 as of December 31, 2005, which resulted in an increase to our asset retirement obligations of approximately $0.8 million and a cumulative effect of change in accounting principle, net of tax, of $0.5 million. This liability represents the estimated fair value of our future obligation to remove underground storage tanks on properties that we own.
Recently issued accounting pronouncements –
In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (SFAS 141(R)) which replaces SFAS No. 141, Business Combinations (SFAS 141). SFAS 141(R)’s scope is broader than that of SFAS 141, which applied only to business combinations in which control was obtained by transferring consideration. SFAS 141(R) applies to all transactions and other events in which one entity obtains control over one or more other businesses. The standard requires the fair value of the purchase price, including the issuance of equity securities, to be determined on the acquisition date. SFAS 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interests in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) requires acquisition costs to be expensed as incurred and restructuring costs to be expensed in periods after the acquisition date. Earn-outs and other forms of contingent consideration are to be recorded at fair value on the acquisition date. Changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period will be recognized in earnings rather than as an adjustment to the cost of the acquisition. SFAS 141(R) generally applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 with early adoption prohibited. We are currently evaluating the impact that the implementation of SFAS 141(R) may have on our financial position and results of operations.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS 160). SFAS 160 requires noncontrolling interests or minority interests to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. Upon a loss of control, the interest sold, as well as any interest retained, is required to be measured at fair value, with any gain or loss recognized in earnings. Based on SFAS 160, assets and liabilities will not change for subsequent purchase or sale transactions with noncontrolling interests as long as control is maintained. Differences between the fair value of consideration paid or received and the carrying value of noncontrolling interests are to be recognized as an adjustment to the parent interest’s equity. SFAS 160 is effective for fiscal year, beginning on or after December 15, 2008. Earlier adoption is prohibited. We are currently evaluating the impact that the implementation of SFAS 160 may have on our financial position and results of operations.
In February 2007, the FASB issued SFAS No. 159, Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 (SFAS 159), which permits entities to choose to measure many financial instruments and certain other items at fair value. If elected, SFAS 159 is effective beginning January 1, 2008. Under SFAS 159, a company may elect to use fair value to measure eligible items at specified election dates and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. We elected not to measure any additional financial instruments or other items at fair value as of January 1, 2008 in accordance with SFAS 159.
In September 2006, the FASB issued SFAS No.158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS 158). SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or a liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through

`

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
accumulated other comprehensive income. We adopted the recognition provisions of this standard effective December 31, 2006. SFAS 158 also requires an employer to measure the funded status of a plan as of the employer’s year-end reporting date. The measurement date provisions of SFAS 158 are effective for us for the year ending December 31, 2008. We plan on utilizing the “one measurement” approach under which we measured our benefit obligations as of September 30, 2007 and will recognize the net benefit expense for the transition period from October 1, 2007 to December 31, 2007 in retained earnings as of December 31, 2008, net of related tax effects. We do not expect the adoption of the measurement date provisions of SFAS 158 to have a material impact on our financial position or results of operations.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS 157 does not require any new fair value measurements. However, for some entities, the application of SFAS 157 will change current practice. SFAS 157 is effective with fiscal years beginning after November 15, 2007. However, on December 14, 2007, the FASB issued a proposed FASB Staff Position (FSP) that would amend SFAS 157 to delay the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (that is, at least annually). The proposed FSP defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of the proposed FSP. On February 12, 2008, the FASB confirmed the aforementioned position and released the final FSP. We are currently evaluating the impact that the implementation of SFAS 157 may have on our consolidated results of operations and financial position.
In June 2006, the EITF reached a consensus on EITF Issue No. 06-3, How Taxes Collected and Remitted to Governmental Authorities Should Be Presented in the Income Statement (EITF 06-3). The EITF determined that the presentation of taxes on either a gross or net basis is an accounting policy decision that requires disclosure. EITF 06-03 was effective for us beginning January 1, 2007. We report sales taxes collected from customers on a net presentation basis. We report landfill taxes collected from customers on a gross basis as they create a direct obligation for us. Landfill taxes recorded during years ended December 31, 2007, 2006 and 2005 were $45.0 million, $51.6 million, and $47.3 million, respectively. The adoption of EITF 06-3 did not impact our financial position or results of operations.
In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and provides guidance on the recognition, de-recognition and measurement of benefits related to an entity’s uncertain income tax positions. We adopted FIN 48 effective January 1, 2007; prior to that date, we recognized liabilities for uncertain tax positions when disallowance was probable and the related amount was estimable. The adoption of FIN 48 was not material to our consolidated financial position or results of operations.
2. Discontinued Operations
During the third quarter of 2007, we sold hauling, transfer, and landfill operations in the Midwest region for net proceeds of approximately $1.9 million. During the first quarter of 2007, we sold hauling, transfer, and recycling operations in the South region as well as the stock in an unrelated immaterial subsidiary in a single transaction for net proceeds of approximately $69.4 million. The results of these operations, including those related to prior years, have been classified as discontinued operations in the accompanying consolidated financial statements.

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
A summary of the assets and liabilities applicable to the discontinued operations on the consolidated balance sheet as of December 31, 2006 follows (in millions):

December 31, 2006
Accounts receivable, net	$8.6
Other current assets	0.5
Property and equipment, net	16.9

Total assets	$26.0

Current liabilities	$13.7
Long-term liabilities	1.0

Total liabilities	$14.7

Results of operations for the discontinued operations were as follows (in millions):

	Year Ended December 31,
	2007	2006	2005
Revenues	$19.8	$65.8	$67.0

Income before tax	$2.7	$10.0	$10.2
Gain on divestiture	12.4	—	8.0
Income tax expense	8.8	3.9	7.3

Discontinued operations, net of tax	$6.3	$6.1	$10.9

Results for discontinued operations for the year ended December 31, 2007 included gains from the sale of these operations of $12.4 million, including divested goodwill of $46.8 million. Discontinued operations for the years ended December 31, 2007, 2006 and 2005 included pre-tax income from operations of $2.7 million ($1.6 million income, net of tax), $10.0 million ($6.1 million income, net of tax), and $10.2 million ($6.1 million income, net of tax), respectively.
During 2005, we recognized a previously deferred gain of approximately $7.8 million ($4.7 million gain, net of tax). This deferred gain was attributable to a divestiture that occurred in 2003 where the acquirer had the right to sell the operations back to us for a period of time (a “put” agreement) constituting a form of continuing involvement on our part and precluding recognition of the gain in 2003. These operations were sold in 2005 to another third-party and the put agreement was cancelled. Discontinued operations in 2005 also included a $2.7 million pre-tax benefit ($1.6 million, net of tax) resulting from a revision of our insurance liabilities related to divestitures previously reported as discontinued operations.
In accordance with EITF Issue No. 87-24, Allocation of Interest to Discontinued Operations, we allocate interest to discontinued operations based on a ratio of net assets sold to the sum of consolidated net assets plus consolidated debt. We do not allocate interest on debt that is directly attributable to other operations outside of the discontinued operations. For the years ended December 31, 2007, 2006 and 2005, we allocated $0.2 million, $0.6 million and $0.7 million of interest expense to discontinued operations.
3. Property and Equipment
Property and equipment at December 31, 2007 and 2006 is as follows (in millions):

	2007	2006
Land and improvements	$131.5	$132.6
Land held for permitting as landfills	14.9	13.4
Landfills	1,300.6	1,212.2
Buildings and improvements	100.3	96.0
Vehicles, furniture and equipment	518.0	472.6
Containers and compactors	195.7	185.3

	2,261.0	2,112.1
Accumulated depreciation and amortization	(1,204.6)	(1,091.9)

	$1,056.4	$1,020.2

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4. Goodwill
The following table shows the activity and balances related to the BFI goodwill as recorded by the Parent from December 31, 2005 through December 31, 2007 (in millions):

	2007	2006
Beginning balance	$3,322.3	$3,391.0
Acquisitions	—	—
Divestitures	(46.8)	—
Adjustments (1)	(11.1)	(68.7)

Ending balance	$3,264.4	$3,322.3

(1)	2007 amount includes primarily income tax related adjustments associated with the acquisition of BFI in 1999. 2006 amount primarily relates to reclassification of goodwill in connection with entities distributed to Allied.
5. Other Accrued Liabilities
The following table shows the balances included in other accrued liabilities as of December 31 (in millions):

	2007	2006
Accrued payroll	$16.3	$17.4
Accrued insurance	27.1	35.4
Accrued landfill taxes, hosting fees and royalties	11.1	10.2
Accrued franchise and sales taxes	12.2	12.6
Other	22.4	46.6

Total	$89.1	$122.2

6. Long-term Debt
Allied financed the acquisition of BFI primarily through the issuance of debt. All of the assets and substantially all of the equity interest of BFI and all of the assets and stock of Other Allied Collateral are pledged as collateral for this debt and the debt is serviced through cash flows generated by the consolidated operations of Allied. In accordance with SEC Staff Accounting Bulletin, Topic 5-J, the debt and related debt issuance costs that were incurred to acquire BFI, while held and managed by Allied, are presented on BFI’s consolidated balance sheets, and the related interest expense is reflected in the consolidated statements of operations. To the extent the original acquisition debt is repaid with cash or refinanced with equity, it is no longer presented in these financial statements. To the extent the original acquisition debt is refinanced with other debt (either bank financings or bonds), the replacement debt instrument, along with the related issuance costs and interest expense, are presented in these financial statements.

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Long-term debt at December 31, 2007 and 2006 consists of the amounts listed in the following table. The effective interest rate includes our interest cost incurred, amortization of deferred financing costs and the amortization or accretion of discounts or premiums (in millions, except interest rates).

	Debt Balance at		Effective Interest Rate
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Revolving credit facility ABR borrowings*	$—	$—	7.75%	9.75%
Revolving credit facility Adjusted LIBOR borrowings*	—	—	6.20	7.86
2005 Term Loan due 2014	806.7	1,105.0	6.75	7.34
6.375% senior notes due 2008	161.0	157.9	8.34	8.34
8.50% senior notes due 2008	—	750.0	—	8.78
6.50% senior notes due 2010	350.0	350.0	6.76	6.76
6.375% senior notes due 2011	275.0	275.0	6.63	6.63
9.25% senior notes due 2012	—	250.9	—	9.40
7.875% senior notes due 2013	450.0	450.0	8.09	8.09
7.125% senior notes due 2016	595.6	595.1	7.38	7.38
6.875% senior notes due 2017	750.0	—	7.04	—
9.25% debentures due 2021	96.5	96.3	9.47	9.47
7.40% debentures due 2035	296.7	294.4	8.03	8.03
4.25% senior subordinated convertible debentures due 2034	230.0	230.0	4.34	4.34
7.375% senior unsecured notes due 2014	400.0	400.0	7.55	7.55
Solid waste revenue bond obligations, principal payable through 2031**	225.5	225.2	6.32	6.68
Notes payable to individuals, variable interest rate, and principal payable through 2007, secured by vehicles, equipment, real estate, or accounts receivable**	—	0.2	—	3.00
Obligations under capital leases of vehicles and equipment**	3.0	2.9	9.53	9.96
Notes payable to a municipal corporation, interest at 6.0%, principal payable through 2010, unsecured**	1.7	2.2	6.00	6.00

Total debt**	4,641.7	5,185.1	7.13%	7.61%
Less: Current portion	162.0	1.2

Long-term portion	$4,479.7	$5,183.9

*	Excludes fees

**	Reflects weighted average interest rate
Refinancings –
In March 2007, Allied issued $750 million of 6.875% senior notes due 2017 and used the proceeds to fund a portion of the tender offer for the 8.50% senior notes due 2008. Allied also completed the amendment to the senior secured credit facility, referred to as the 2005 Credit Facility, which included re-pricing the 2005 Revolver and a two-year maturity extension for all facilities under the 2005 Credit Facility. The interest rate and fees for borrowings and letters of credit under the 2005 Revolver were reduced by 75 basis points. In addition, the fee for the unused portion of the 2005 Revolver was reduced by 37.5 basis points. We expensed approximately $45.4 million of costs related to premiums paid, write-off of deferred financing and other costs in connection with these transactions. These costs were included in “Interest expense and other” in our consolidated statements of operations.
In September 2007, Allied redeemed $250 million of 9.25% senior notes due 2012 with available cash and a temporary borrowing under the 2005 Revolver. We expensed $13.3 million of costs related to premiums paid, write-off of deferred financing and other costs in connection with the redemption.
2005 Credit Facility –
At December 31, 2007, Allied had the 2005 Credit Facility, that included: (i) a $1.575 billion Revolving Credit Facility due March 2012 (the 2005 Revolver), (ii) a $806.7 billion Term Loan due March 2014 referred to as the 2005 Term Loan, (iii) a $485 million Institutional Letter of Credit Facility due March 2014, and (iv) a $25 million Incremental Revolving Letter of Credit Facility due

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 2012. Of the $1.575 billion available under the 2005 Revolver, the entire amount may be used to support the issuance of letters of credit. At December 31, 2007, Allied had no loans outstanding and $352.4 million in letters of credit drawn on the 2005 Revolver, leaving approximately $1.223 billion capacity available under the 2005 Revolver. Both the $25 million Incremental Revolving Letter of Credit Facility and $485 million Institutional Letter of Credit Facility were fully utilized at December 31, 2007.
The 2005 Credit Facility bears interest at an Alternative Base Rate (ABR), or an Adjusted LIBOR, both terms defined in the 2005 Credit Facility agreement, plus, in either case, an applicable margin based on our leverage ratio. Proceeds from the 2005 Credit Facility may be used for working capital and other general corporate purposes, including acquisitions.
Allied is required to make prepayments on the 2005 Credit Facility upon completion of certain transactions as defined in the 2005 Credit Facility, including asset sales and issuances of debt securities. Proceeds from these transactions, in certain circumstances, are required to be applied to amounts due under the 2005 Credit Facility pursuant to the 2005 Credit Facility agreement. Allied is also required to make prepayments on the 2005 Credit Facility for 50% of any excess cash flows from operations, as defined in the 2005 Credit Facility agreement. The agreement also requires scheduled amortization on the 2005 Term Loan and Institutional Letter of Credit Facility. There is no further scheduled amortization on the 2005 Term Loan with the exception of the outstanding balance at maturity on March 28, 2014.
Senior notes and debentures –
In March 2007, Allied issued $750 million of 6.875% senior notes due 2017. The net proceeds were used to fund a portion of the tender offer for our 8.50% senior notes due 2008. Interest is payable semi-annually on June 1st and December 1st, beginning on December 1, 2007. These senior notes have a make-whole call provision that is exercisable at our option any time prior to June 1, 2012, at the stated redemption price. These notes may also be redeemed on or after June 1, 2012 at the stated redemption price.
In May 2006, Allied NA issued $600 million of 7.125% senior notes due 2016 at a discounted price equal to 99.123% of the aggregate principal amount. Interest is payable semi-annually on May 15th and November 15th. These senior notes have a make-whole call provision that is exercisable any time prior to May 15, 2011 at the stated redemption price. These notes may also be redeemed on or after May 15, 2011 at the stated redemption price. Allied used the net proceeds to fund the tender offer for the $600 million of 8.875% senior notes due 2008. At December 31, 2007 and 2006, the remaining unamortized discount was $4.4 million and $4.9 million, respectively.
In April 2004, Allied NA issued $275 million of 6.375% senior notes due 2011 to fund a portion of the tender offer of 10% senior subordinated notes due 2009. Interest is payable semi-annually on April 15th and October 15th. These senior notes have a make-whole call provision that is exercisable at any time at the stated redemption price.
In April 2004, Allied NA issued $400 million of 7.375% senior unsecured notes due 2014 to fund a portion of the tender offer of 10% senior subordinated notes due 2009. Interest is payable semi-annually on April 15th and October 15th. These notes have a make-whole call provision that is exercisable any time prior to April 15, 2009 at the stated redemption price. The notes may also be redeemed after April 15, 2009 at the stated redemption prices.
In November 2003, Allied NA issued $350 million of 6.50% senior notes due 2010. These senior notes have a make-whole call provision that is exercisable at any time at a stated redemption price. Interest is payable semi-annually on February 15th and August 15th. The proceeds from this issuance were used to repurchase a portion of the 10% senior subordinated notes in 2003.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In April 2003, Allied NA issued $450 million of 7.875% senior notes due 2013. The senior notes have a no call provision until 2008. Interest is payable semi-annually on April 1st and October 1st. Proceeds were used to reduce term loan borrowings under our credit facility in effect at the time.
In November 2002, Allied NA issued $375.0 million of 9.25% senior notes due 2012. These notes have a no call provision until 2007. Interest is payable semi-annually on March 1st and September 1st. The net proceeds of $370.6 million from the sale of these notes were used to repay term loans under the credit facility in effect at the time. Allied redeemed $125.0 million of these notes during the first quarter of 2005. The remainder was redeemed during the third quarter of 2007.
In November 2001, Allied NA issued $750 million of 8.50% senior notes due 2008. Interest is payable semi-annually on June 1st and December 1st. The proceeds were used to reduce term loan borrowings under the credit facility in effect at the time. Allied redeemed these notes with proceeds from the issuance of the $750 million of 6.875% senior notes due 2017 in the first quarter of 2007.
The $161.2 million of 6.375% senior notes due 2008 and $99.5 million of 9.25% debentures due 2021 are not redeemable prior to maturity and are not subject to any sinking fund. The remaining unamortized discount associated with the 6.375% senior notes and the 9.25% debentures at December 31, 2007 and 2006 was $0.2 million and $3.3 million, respectively and $3.0 million and $3.2 million respectively.
The $360.0 million of 7.40% debentures due 2035 are not subject to any sinking fund and may be redeemed as a whole or in part, at our option at any time. The redemption price is equal to the greater of the principal amount of the debentures and the present value of future principal and interest payments discounted at a rate specified under the terms of the indenture. At December 31, 2007 and 2006, the remaining unamortized discount was $63.3 million and $65.5 million, respectively.
Senior subordinated notes –
In July 1999, Allied NA issued $2.0 billion of 10.00% senior subordinated notes that mature in 2009. The proceeds from these senior subordinated notes were used as partial financing of the acquisition of BFI. During 2004 and 2003, Allied completed open market repurchases and a tender offer of these senior subordinated notes in aggregate principal amounts of approximately $1.3 billion and $506.1 million, respectively.
During the first quarter of 2005, through open market repurchases and a tender offer, Allied completed the repurchase of the remaining balance of these senior subordinated notes in an aggregate principal amount of $195.0 million. In connection with these repurchases and tender offer Allied paid premiums of approximately $10.3 million and wrote-off deferred financing costs of $1.7 million, both of which were included in interest expense and other in our consolidated statement of operations.
Senior subordinated convertible debentures –
In April 2004, Allied issued $230 million of 4.25% senior subordinated convertible debentures due 2034 that are unsecured and are not guaranteed. They are convertible into 11.3 million shares of Allied’s common stock at a conversion price of $20.43 per share. Common stock transactions such as cash or stock dividends, splits, combinations or reclassifications and issuances at less than current market price will require an adjustment to the conversion rate as defined per the indenture. Certain of the conversion features contained in the convertible debentures are deemed to be embedded derivatives, as defined under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, (SFAS 133), however, these embedded derivatives currently have no value.
These debentures are convertible at the option of the holder anytime if any of the following occurs: (i) Allied’s closing stock price is in excess of $25.5375 for 20 of 30 consecutive trading days ending on the last day of the quarter, (ii) during the five business day period after any three consecutive

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
trading days in which the average trading price per debenture is less than 98% of the product of the closing price for Allied’s common stock times the conversion rate, (iii) Allied issues a call notice, or (iv) certain specified corporate events such as a merger or change in control.
Allied can elect to settle the conversion in stock, cash or a combination of stock and cash. If settled in stock, the holder will receive the fixed number of shares based on the conversion rate except if conversion occurs after 2029 as a result of item (ii) above, the holder will receive shares equal to the par value divided by the trading stock price. If settled in cash, the holder will receive the cash equivalent of the number of shares based on the conversion rate at the average trading stock price over a ten day period except if conversion occurs as a result of item (iv) above, the holder will then receive cash equal to the par value only.
Allied can elect to call the debentures at any time after April 15, 2009 at par for cash only. The holders can require Allied to redeem some or all of the debentures on April 15th of 2011, 2014, 2019, 2024 and 2029 at par for stock, cash or a combination of stock and cash at Allied’s option. If the debentures are redeemed in stock, the number of shares issued will be determined as the par value of the debentures divided by the average trading stock price over a five-day period.
Solid waste revenue bond obligations –
At December 31, 2007 and 2006, we have $225.5 million and $225.2 million of fixed and variable rate solid waste revenue bonds outstanding. These bonds mature between 2010 and 2031. Proceeds from these bonds were used to finance qualifying capital expenditures at our landfills, transfer and hauling facilities. The unamortized discount at December 31, 2007 and 2006 was $2.5 million and $2.9 million, respectively.
Future maturities of long-term debt –
Aggregate future scheduled maturities of long-term debt, including capital leases, as of December 31, 2007 are as follows (in millions):

Maturity
2008	$162.2
2009	0.8
2010	350.9
2011	275.1
2012	0.1
Thereafter	3,926.0

Gross Principal	4,715.1
Discount, net	(73.4)

Total Debt	$4,641.7

Fair value of debt –
The fair value of debt is subject to change as a result of potential changes in market rates and prices. The table below provides information about BFI’s long-term debt by aggregate principal and weighted average interest rates for instruments that are sensitive to changes in interest rates. The financial instruments are grouped by market risk exposure category (in millions, except interest rates).

	Balance at	Fair Value at	Balance at	Fair Value at
	December 31,	December 31,	December 31,	December 31,
	2007	2007	2006	2006
Fixed Rate Debt:
Principal amount	$3,755.4	$3,773.9	$4,000.5	$4,103.8
Weighted average interest rate	7.07%		7.52%
Variable Rate Debt:
Principal amount	$886.3	$853.0	$1,184.6	$1,188.7
Weighted average interest rate(1)	6.34%		6.97%

(1)	Reflects the rate in effect as of December 31, 2007 and 2006 and includes all applicable margins. Actual future rates may vary.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Debt covenants –
At December 31, 2007, Allied was in compliance with all of the financial and other covenants under the 2005 Credit Facility. Allied is not subject to any minimum net worth covenants. In addition, the 2005 Credit Facility has restrictions on making certain types of payments, including dividend payments on Allied’s common and preferred stock. However, Allied is able to pay cash dividends on its Series D preferred stock.
The senior notes issued by Allied NA contain certain financial covenants and restrictions for the Allied consolidated entity, which may, in certain circumstances, limit Allied’s ability to complete acquisitions, pay dividends, incur indebtedness, make investments and take certain other corporate actions. At December 31, 2007, Allied was in compliance with all applicable covenants.
Guarantees –
Substantially all of our subsidiaries along with substantially all other subsidiaries of the Parent, are jointly and severally liable for the obligations under the 6.50% senior notes due 2010, the 6.375% senior notes due 2011, the 7.875% senior notes due 2013, the 7.375% senior unsecured notes due 2014, the 7.125% senior notes due 2016 and the 6.875% senior notes due 2017 issued by Allied Waste North America, Inc. (Allied NA) and the 2005 Credit Facility through unconditional guarantees issued by us, current and future subsidiaries. Allied NA and Allied Waste Industries, Inc. are jointly and severally liable for the obligations under the 6.375% senior notes due 2008, the 9.25% debentures due 2021 and the 7.40% debentures due 2035 issued by BFI through an unconditional, joint and several, guarantee issued by Allied NA and Allied Waste Industries, Inc. At December 31, 2007, the maximum potential amount of future payments under the guarantees is the outstanding amount of the debt identified above and the amount for letters of credit issued under the 2005 Credit Facility. We do not guarantee any third-party debt.
Collateral –
The 2005 Credit Facility, the senior secured notes issued by Allied NA and $621 million of senior notes and debentures assumed in connection with the acquisition of BFI by Allied are collateralized by the stock of substantially all BFI subsidiaries and Other Allied Collateral and a security interest in the assets of BFI, its domestic subsidiaries and Other Allied Collateral.
Following is a summary of the condensed consolidated balance sheets for BFI and the other Allied subsidiaries that serve as collateral for the senior secured notes and debentures as of December 31, 2007 (in millions):

		Other Allied
	BFI	Collateral	Combined
Condensed Consolidated Balance Sheet (1):
Current assets	$246.4	$248.9	$495.3
Property and equipment, net	1,056.4	864.8	1,921.2
Goodwill	3,264.4	3,015.2	6,279.6
Other assets, net	185.1	36.6	221.7

Total assets	$4,752.3	$4,165.5	$8,917.8

Current liabilities	$564.8	$269.6	$834.4
Long-term debt, less current portion	4,479.7	5.6	4,485.3
Other long-term obligations	631.8	96.9	728.7
Due to parent	1,111.1	1,364.5	2,475.6
Total equity (deficit)	(2,035.1)	2,428.9	393.8

Total liabilities and equity (deficit)	$4,752.3	$4,165.5	$8,917.8

(1)	All transactions between BFI and the Other Allied collateral have been eliminated.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Interest expense and other —
“Interest expense and other” includes interest paid to third parties for our debt obligations (net of amounts capitalized), interest income, accretion of debt discounts and amortization of debt issuance costs and costs incurred to early extinguish debt. Interest expense and other for the years ended December 31, 2007, 2006 and 2005, was $436.6 million, $467.3 million and $471.5 million, respectively.
Derivative instruments and hedging activities –
Allied’s policy requires that no less than 70% of its debt be at a fixed rate, either directly or effectively through interest rate swap contracts. In order to adhere to that policy, Allied has, from time to time, entered into interest rate swap agreements for the purpose of hedging variability of interest expense and interest payments on its long-term variable rate bank debt and maintaining a mix of fixed and floating rate debt. Allied’s strategy is to use interest rate swap contracts when such transactions will serve to reduce Allied’s aggregate exposure and meet the objectives of its interest rate risk management policy. These contracts are not entered into for trading purposes.
At December 31, 2007, approximately 81% of our debt was fixed and 19% had variable interest rates. We had no interest rate swap contracts outstanding at December 31, 2007 or 2006.
Subsequent events –
In January 2008, Allied redeemed $161.2 million of 6.375% senior notes due 2008 with available cash.
7. Employee Benefit Plans
Defined benefit pension plan –
We currently have one qualified defined benefit retirement plan, the BFI Retirement Plan (BFI Pension Plan). The BFI Pension Plan covers certain BFI employees in the United States, including some employees subject to collective bargaining agreements. The benefits of approximately 97% of the current plan participants were frozen when Allied acquired BFI.
The BFI Pension Plan was amended on July 30, 1999 to freeze future benefit accruals for participants. Interest credits continue to be earned by participants in the BFI Pension Plan and participants whose collective bargaining agreements provide additional benefit accruals under the BFI Pension Plan continue to receive those credits in accordance with the terms of their bargaining agreements. The BFI Pension Plan utilizes a cash balance design.
During 2002, the BFI Pension Plan and the Pension Plan of San Mateo County Scavenger Company and Affiliated Divisions of Browning-Ferris Industries of California, Inc. (San Mateo Pension Plan) were merged into one plan. However, benefits continue to be determined under each of the two separate benefit structures.
Prior to the conversion of the cash balance design, benefits payable as a single life annuity under the BFI Pension Plan were based upon the participant’s highest 5-year earnings out of the last ten years of service. Upon conversion to the cash balance plan, the existing accrued benefits were converted to a lump-sum value using the actuarial assumptions in effect at the time. Participants’ cash balance accounts are increased until retirement by certain benefit and interest credits under the terms of their bargaining agreements. Participants may elect early retirement with the attainment of age 55 and completion of 10 years of credited service at reduced benefits. Participants with 35 years of service may retire at age 62 without any reduction in benefits.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The San Mateo Pension Plan covers certain employees at our San Mateo location excluding employees who are covered under collective bargaining agreements under which benefits had been the subject of good faith bargaining unless the collective bargaining agreement otherwise provides for such coverage. Benefits are based on the participant’s highest 5-year average earnings out of the last fifteen years of service. Effective January 1, 2004 participants who have attained the age of 55 and completed 30 years of service may elect early retirement date without any reduction in benefits. Effective January 1, 2006, the San Mateo Pension Plan was amended to modify the definition of eligible employees to exclude highly compensated employees. In addition, no new employees hired or rehired after December 31, 2005 are eligible to participate in or accrue a benefit under the San Mateo Pension Plan.
Our pension contributions are made in accordance with funding standards established by ERISA and the IRC as amended by the Pension Protection Act of 2006. No contributions were required during the last three years and no contributions are anticipated for 2008.
Our disclosures below were prepared as of the measurement dates of September 30, 2007 and 2006, and used as permitted by SFAS No. 132(R), Employers’ Disclosures about Pensions and Other Postretirement Benefits.
We adopted the recognition provisions of SFAS 158 effective December 31, 2006 and now recognize the overfunded or underfunded status of our defined benefit postretirement plan as an asset or a liability in our consolidated balance sheets. We also recognize changes in that funded status in the year in which the changes occur through accumulated other comprehensive income. The pension asset or liability equals the difference between the fair value of the plan’s assets and its projected benefit obligation. Previously, we had recorded the minimum unfunded liability in our consolidated balance sheets with the benefit obligation representing the accumulated benefit obligation. The adoption of the recognition provisions of SFAS 158 did not impact the Allied’s compliance with its debt covenants.
The BFI Pension Plan’s additional minimum liability (AML) for 2006 and the impact of the adoption of SFAS 158 at December 31, 2006 are as follows (in millions):

	12/31/06		12/31/06		12/31/06
	Balance	AML	Balance	Adjustment	Balance
	Prior to AML	Adjustment	Post AML	to Initially	Post AML
	& SFAS 158	Per	Pre-SFAS 158	Apply	& SFAS 158
	Adjustment	SFAS 87	Adjustment	SFAS 158	Adjustment
Prepaid pension asset	$104.1	$0.4	$104.5	$(104.5)	$—
Accrued pension liability	(117.8)	117.8	—	—	—
Intangible asset	0.7	(0.7)	—	—	—
Non-current asset	—	—	—	11.6	11.6
Deferred tax asset	46.8	(46.8)	—	37.8	37.8
AOCI, net of taxes	70.3	(70.3)	—	55.1	55.1
The following table provides a reconciliation of the changes in the BFI Pension Plan projected benefit obligations and the fair value of its assets for the twelve-month period ended September 30 (in millions):

	2007	2006
Projected benefit obligation at beginning of period	$359.3	$377.4
Service cost	0.2	0.2
Interest cost	21.1	21.1
Curtailment loss	—	(0.7)
Actuarial gain	(23.6)	(22.7)
Benefits paid	(14.9)	(16.0)

Projected benefit obligation at end of period	$342.1	$359.3

Fair value of plan assets at beginning of period	$370.9	$361.1
Actual return on plan assets	44.0	25.8
Benefits paid	(14.9)	(16.0)

Fair value of plan assets at end of period	$400.0	$370.9

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table provides the funded status of the BFI Pension Plan and amounts recognized in the balance sheets as of December 31 (in millions):

	2007	2006
Funded status	$57.9	$11.6

Non-current asset	$57.9	$11.6
Components of accumulated other comprehensive income, which primarily relate to the BFI Pension Plan as of December 31, 2007 and 2006 as well as the change in such amounts during the year which is reflected in other comprehensive income for the year ended December 31, 2007 are as follows (in millions):

	Net Actuarial	Prior Service	Tax (Expense)	Net of Tax
	Gain (Loss)	Cost (Credit)	Benefit	Amount
Balance, December 31, 2006	$(96.6)	$3.9	$37.8	$(54.9)

Amortization included in net periodic benefit cost	5.3	(0.3)	(2.0)	3.0
Net actuarial gain arising during period	43.0	—	(19.3)	23.7

Net change of the year	48.3	(0.3)	(21.3)	26.7

Balance, December 31, 2007	$(48.3)	$3.6	$16.5	$(28.2)

The accumulated benefit obligation for the BFI Pension Plan was $341.5 million and $358.6 million at December 31, 2007 and 2006, respectively. The primary difference between the projected benefit obligation and the accumulated benefit obligation is that the projected benefit obligation includes assumptions about future compensation levels and the accumulated benefit obligation does not.
The following table provides the components of BFI Pension Plan’s net periodic benefit cost for the years ended December 31 2007, 2006 and 2005 (in millions):

	2007	2006	2005
Service cost	$0.2	$0.2	$0.6
Interest cost	21.1	21.1	20.7
Expected return on plan assets	(29.9)	(29.9)	(28.2)
Recognized net actuarial loss	5.0	6.9	6.8
Amortization of prior service cost	0.1	0.1	0.1
Curtailment loss	—	0.1	—

Net periodic benefit cost	$(3.5)	$(1.5)	$—

The following table provides additional information regarding our pension plan for the years ended December 31 (in millions, except percentages):

	2007	2006	2005
Actual return on plan assets	$44.0	$25.8	$39.5
Actual rate of return on plan assets	11.9%	7.2%	11.7%
Assumptions used to determine the projected benefit obligation for our pension plan as of September 30 are as follows (percent):

	2007	2006
Discount rate	6.25%	6.00%
Average rate of compensation increase	5.00%	5.00%
Assumptions used to determine net periodic benefit cost for the years ended December 31 are as follows (percent):

	2007	2006	2005
Discount rate	6.00%	5.75%	6.00%
Average rate of compensation increase	5.00%	5.00%	5.00%
Expected return on plan assets	8.25%	8.25%	8.50%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
We determine the discount rate used in the measurement of our obligations based on a model which matches the timing and amount of expected benefit payments to maturities of high quality bonds priced as of the pension plan measurement date. Where that timing does not correspond to a published high-quality bond rate, our model uses an expected yield curve to determine an appropriate current discount rate. The yields on the bonds are used to derive a discount rate for the liability. The term of our obligation, based on the expected retirement dates of our workforce, is approximately 13.0 years.
In developing our expected rate of return assumption, we evaluate our actual historical performance and long-term return projections, which give consideration to our asset mix and the anticipated timing of our pension plan outflows. We employ a total return investment approach whereby a mix of equity and fixed income investments are used to maximize the long-term return of plan assets for what we consider a prudent level of risk. The intent of this strategy is to minimize plan expenses by outperforming plan liabilities over the long run. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and our financial condition. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S and non-U.S. stocks as well as growth, value, and small and large capitalizations. Derivatives may be used to gain market exposure in an efficient and timely manner; however, derivatives may not be used to leverage the portfolio beyond the market value of the underlying investments. Historically, we have not invested in derivative instruments in our plan assets. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.
The following table summarizes our plan target allocation for 2008 and actual asset allocations at September 30, 2007 and 2006:

	Target	Percentage of Plan Assets
	Allocation	at September 30,
	2008	2007	2006
Equity securities	60%	62%	59%
Debt securities	40%	38%	41%

Total	100%	100%	100%

The following table provides the estimated future pension benefit payments for the next 10 years under the BFI Pension Plan (in millions):
Estimated future payments:

2007	$13.2
2008	15.0
2009	16.1
2010	16.8
2011	21.9
Thereafter	135.0
BFI Post Retirement Healthcare Plan –
The BFI Post Retirement Healthcare Plan provides continued medical coverage for certain former BFI employees following their retirement, including some employees subject to collective bargaining agreements. Eligibility for this plan is limited to those BFI employees who had 10 or more years of service and were age 55 or older as of December 31, 1998, and certain BFI employees in California who were hired on or before December 31, 2005 and who retire on or after age 55 with at least 30 years of service. Liabilities for this plan were $1.3 million and $6.4 million at December 31, 2007 and 2006.
Multi-employer pension plans –
We contribute to 23 multi-employer pension plans under collective bargaining agreements covering union-represented employees. Approximately 20 percent of our total current employees are participants in such multi-employer plans. These plans generally provide retirement benefits to participants based on their service to contributing employers. We do not administer these

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
multi-employer plans, which are generally managed by a board of trustees with the unions appointing certain trustees and other contributing employers of the plan appointing certain members. We are generally not represented on the board of trustees.
We do not have current plan financial information from the plan administrators, but based on the information available to us, we believe that some of the multi-employer plans to which we contributes are underfunded. Additionally, the Pension Protection Act (the Act), enacted in August 2006, will require underfunded pension plans to improve their funding ratios within prescribed intervals based on the level of their under-funding, perhaps beginning as soon as 2008. Until the plan trustees develop the funding improvement plans or rehabilitation plans as required by the Pension Protection Act, we are unable to determine the amount of additional future contributions, if any. Accordingly, we cannot determine at this time the impact of the Pension Protect Act on our cash flows, results of operations or financial position.
Furthermore, under current law regarding multi-employer benefit plans, a plan’s termination, our voluntary withdrawal, or the mass withdrawal of all contributing employers from any under-funded multi-employer pension plan would require us to make payments to the plan for our proportionate share of the multi-employer plan’s unfunded vested liabilities. We do not currently believe that it is probable that there will be a mass withdrawal of employers contributing to these plans or that any of the plans will terminate in the near future.
Defined contribution plan –
Allied sponsors the Allied Waste Industries, Inc. 401(k) Plan (Allied 401(k) Plan), a defined contribution plan, which is available to all eligible employees except those residing in Puerto Rico and those represented under certain collective bargaining agreements where benefits have been the subject of good faith bargaining. Effective January 1, 2005, Allied created the Allied Waste Industries, Inc. 1165(e) Plan (Puerto Rico 401(k) Plan), a defined contribution plan, for employees residing in Puerto Rico. Plan participant balances in the Allied 401(k) Plan for these employees were transferred to the new plan in early 2005. Eligible employees for either plan may contribute up to 25% of their annual compensation on a pre-tax basis. Participants’ contributions are subject to certain restrictions as set forth in the IRC and Puerto Rico Internal Revenue Code of 1994. Allied matches in cash 50% of employee contributions, up to the first 5% of the employee’s compensation. Participants’ contributions vest immediately, and the employer contributions vest in increments of 20% based upon years of service. BFI’s matching contributions totaled $2.4 million, $2.2 million and $2.1 million in 2007, 2006 and 2005, respectively.
8. Income Taxes
BFI’s consolidated income tax provision (benefit) includes federal income tax benefits of 27.9 million, $24.8 million and $47.2 million, state income tax benefits of $3.3 million, $3.6 million and $14.5 million, and Puerto Rican income tax expense of $6.1 million, $5.8 million and $5.2 million for the years ended December 31, 2007, 2006 and 2005 respectively. The income tax provision (benefit) was prepared on a separate company basis, except that BFI recognizes the tax benefit of its current year operating losses as Allied effectively reimburses it for those benefits through the settlement process described below. Absent this exception, BFI’s net loss would have been substantially larger as it would not have been able to recognize the benefits attributable to its operating losses as realization would be unlikely on a separate company basis.
At the end of each period, BFI settles the current and deferred portions of its income tax provision (benefit) with Allied through the due from/to Parent account. As a result, the accompanying consolidated balance sheets do not include current taxes payable or deferred tax assets or liabilities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The reconciliation of BFI’s income tax provision (benefit) at the federal statutory tax rate of 35% to its effective tax rate is as follows (in millions):

	For the Year Ended December 31,
	2007	2006	2005
Federal statutory tax benefit	$(43.8)	$(73.0)	$(61.6)
State taxes, net of federal benefit	(3.3)	(3.6)	(14.5)
Puerto Rican Taxes	0.7	0.9	0.5
Subpart F Taxes	1.3	2.3	4.7
Interest on uncertain tax matters, net of tax benefit	25.0	37.1	13.0
Prior year state matters	—	13.4	—
Other	(5.0)	0.3	1.4

Income tax benefit	$(25.1)	$(22.6)	$(56.5)

Deferred income taxes have not been provided on the undistributed earnings of BFI’s Puerto Rican subsidiaries of $27.4 million and $21.9 million as of December 31, 2007 and 2006, respectively, as such earnings are considered to be permanently invested in those subsidiaries. If such earnings were to be remitted to BFI as dividends, BFI would incur an additional $9.6 million of federal income taxes.
Allied is currently under examination or administrative review by various state and federal taxing authorities for certain tax years, including federal income tax audits for calendar years 1998 through 2006. Allied has recognized liabilities for certain uncertain income tax matters pertaining to those audits, including amounts relating to BFI. BFI’s income tax provision (benefit) may be impacted in the future upon the resolution of these matters by Allied.
Allied has accrued interest expense on certain of its liabilities for uncertain tax matters and BFI has recognized a portion of such interest expense, net of related income tax benefits, in its income tax provision (benefit). Such amounts totaled $25.0 million, $37.1 million and $13.0 million for the years ended December 31, 2007, 2006 and 2005.
As part of its examination of Allied’s federal income tax returns for calendar years 2000 through 2003, the IRS reviewed Allied’s treatment of costs associated with its landfill operations, including BFI’s landfill operations. As a result of this review, the IRS has proposed that certain landfill costs be allocated to the collection and control of methane gas that is naturally produced within the landfill. The IRS’ position is that the methane gas produced by a landfill is a joint product resulting from the operations of the landfill and, therefore, these costs should not be expensed until the methane gas is sold or otherwise disposed.
Allied plans to contest this issue at the Appeals Division of the IRS and believes it has several meritorious defenses, including the fact that methane gas is not actively produced for sale but rather arises naturally in the context of providing disposal services. Allied believes that the ultimate resolution of this issue will not have a material adverse impact on its consolidated liquidity, financial position or results of operations; however, BFI’s income tax provision could be impacted, in the year of resolution.
9. Commitments and Contingencies
Litigation –
We are subject to extensive and evolving laws and regulations and have implemented our own safeguards to respond to regulatory requirements. In the normal course of conducting our operations, we may become involved in certain legal and administrative proceedings. Some of these actions may result in fines, penalties or judgments against us, which may impact earnings and cash flows for a particular period. We accrue for legal matters and regulatory compliance contingencies when such costs are probable and can be reasonably estimated. During the year ended December 31, 2005, we reduced our selling, general and administrative expenses by $16.9

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
million as a result of favorable developments related to accruals for legal matters, primarily established at the time of the BFI acquisition. Although the ultimate outcome of any legal matter cannot be predicted with certainty, except as described in Note 8, Income Taxes, in the discussion of our outstanding tax dispute with the IRS, we do not believe that the outcome of our pending legal and administrative proceedings will have a material adverse impact on our consolidated liquidity, financial position or results of operations.
In the normal course of conducting our landfill operations, we are involved in legal and administrative proceedings relating to the process of obtaining and defending the permits that allow us to operate our landfills.
In September 1999, neighboring parties and others filed a civil lawsuit seeking to prevent BFI from obtaining a vertical elevation expansion permit at our 131-acre landfill in Donna, Texas. They claimed BFI had agreed not to expand the landfill based on a pre-existing Settlement Agreement from a dispute years earlier related largely to drainage discharge rights. In 2001, the Texas Commission on Environmental Quality (TCEQ) granted BFI an expansion permit (the administrative expansion permit proceeding), and, based on this expansion permit, the landfill has an estimated remaining capacity of approximately 1.9 million tons at December 31, 2007. Nonetheless, the parties opposing the expansion continued to litigate the civil lawsuit and pursue their efforts in preventing the expansion. In November 2003, a Texas state trial court in the civil lawsuit issued a judgment, including an injunction that effectively revoked the expansion permit that was granted by the TCEQ in 2001 because it would require us to operate the landfill according to a prior permit granted in 1988 as well as comply with other requirements that the plaintiffs had requested. On appeal, the Texas Court of Appeals stayed the trial court’s order, allowing us to continue to place waste in the landfill in accordance with the expansion permit granted in 2001. In the administrative expansion permit proceeding on October 28, 2005, the Texas Supreme Court denied review of the neighboring parties’ appeal of the expansion permit, thereby confirming that the TCEQ properly granted our expansion permit.
In April 2006, the Texas Court of Appeals ruled on the civil litigation. The court dissolved the injunction granted in 2003, which would have effectively prevented us from operating the landfill under the expansion permit and potentially required the relocation of over 2 million tons of waste at cost exceeding $50 million, but also required us to pay a damage award of approximately $2 million plus attorney’s fees and interest. On April 27, 2006, all parties filed motions for rehearing, which were denied by the Texas Court of Appeals. Subsequently, all parties filed a petition for review to the Texas Supreme Court. On November 28, 2007, the Texas Supreme Court denied the petitions for review. On October 29, 2007, two petitioners, North Alamo Water Supply Company and Engelman Irrigation District, filed a motion for re-hearing. On January 11, 2008, the Court denied petitioners’ motion for re-hearing. We are currently making arrangements to pay plaintiffs damages plus attorney’s fees and interest pursuant to the April 2006 ruling by the Texas Court of Appeals.
Royalties –
We have entered into agreements to pay royalties to prior landowners, lessors or host community where the landfill is located, based on waste tonnage disposed at specified landfills. The payments are generally payable quarterly and amounts earned, but not paid, are accrued in the accompanying consolidated balance sheets. Royalties are accrued as tonnage is disposed of in the landfill.
Disposal agreements —
We have several agreements expiring at various dates through 2018 that require us to dispose of a minimum number of tons at third party disposal facilities. Under these put-or-pay agreements, we are required to pay for the agreed upon minimum volumes regardless of the actual number of tons placed at the facilities.

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Lease agreements –
We have operating lease agreements for service facilities, office space and equipment. Future minimum payments under non-cancelable operating leases with terms in excess of one year as of December 31, 2007 are as follows (in millions):

2008	$19.0
2009	16.3
2010	4.8
2011	4.1
2012	3.6
Thereafter	17.9

Total	$65.7

Rental expense under such operating leases was approximately $18.0 million, $19.2 million, and $22.9 million for the years ended December 31, 2007, 2006 and 2005, respectively.
Financial assurances –
We are required to provide financial assurances to governmental agencies and a variety of other entities under applicable environmental regulations relating to our landfill operations for capping, closure and post-closure costs and/or related to our performance under certain collection, landfill and transfer station contracts. We satisfy the financial assurance requirements by providing surety bonds, letters of credit, insurance policies or trust deposits. The amount of the financial assurance requirements for capping, closure and post-closure costs is determined by the applicable state environmental regulations, which vary by state. The financial assurance requirements for capping, closure and post-closure costs can either be for costs associated with a portion of the landfill or the entire landfill. Generally, states will require a third party engineering specialist to determine the estimated capping, closure and post-closure costs that are used to determine the required amount of financial assurance for a landfill. The amount of financial assurances required can, and generally will, differ from the obligation determined and recorded under GAAP. The amount of the financial assurance requirements related to contract performance varies by contract. Additionally, we are required to provide financial assurances for our self-insurance program and collateral for certain performance obligations.
At December 31, 2007, we had the following financial instruments and collateral in place to secure our financial assurances (in millions):

	Landfill
	Closure/	Contract	Risk/Casualty	Collateral for
	Post-Closure	Performance	Insurance	Obligations	Total
Insurance policies	$329.6	$—	$—	$—	$329.6
Surety bonds	202.1	175.4	—	—	377.5
Trust deposits	53.3	—	—	—	53.3
Letters of credit (1)	122.3	24.5	24.2	94.3	265.3

Total	$707.3	$199.9	$24.2	$94.3	$1,025.7

(1)	These amounts were issued under the 2005 Revolver, the Incremental Revolving Letter of Credit and the Institutional Letter of Credit Facility under our 2005 Credit Facility.
These financial instruments are issued in the normal course of business and are not debt of the company. Since we currently have no liability for these financial assurances, they are not reflected in the accompanying consolidated balance sheets. However, we have recorded capping, closure and post-closure liabilities and self-insurance liabilities as they are incurred. The underlying financial assurance obligations, in excess of those already reflected in our consolidated balance sheets, would be recorded if it is probable that we would be unable to fulfill our related obligations. We do not expect this to occur.

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Off-balance sheet arrangements –
We have no off-balance sheet debt or similar obligations, other than operating leases and the financial assurances discussed above, which are not classified as debt. We have no transactions or obligations with related parties that are not disclosed, consolidated into or reflected in our reported results of operations or financial position. We have not guaranteed any third party debt.
Guarantees –
We enter into contracts in the normal course of business that include indemnification clauses. Indemnifications relating to known liabilities are recorded in the consolidated financial statements based on our best estimate of required future payments. Certain of these indemnifications relate to contingent events or occurrences, such as the imposition of additional taxes due to a change in the tax law or adverse interpretation of the tax law, and indemnifications made in divestiture agreements where we indemnify the buyer for liabilities that relate to our activities prior to the divestiture and that may become known in the future. As of December 31, 2007, we estimate the contingent obligations associated with these indemnifications to be insignificant.
We have entered into agreements to guarantee the value of certain property that is adjacent to certain landfills to the property owners. These agreements have varying terms over varying periods. Prior to December 31, 2002, liabilities associated with these guarantees were accounted for in accordance with SFAS No. 5 in the consolidated financial statements. Agreements modified or entered into subsequent to December 31, 2002 are accounted for in accordance with FIN 45. Generally, it is not possible to determine the contingent obligation associated with these guarantees, but we do not believe that these contingent obligations will have a material effect on our consolidated liquidity, financial position or results of operations.
10. Related Party Transactions
All treasury functions are maintained by Allied. The amount due to Parent represents the net impact of debt issues and repayments, the settlement of our income tax provisions and other operating activities. No interest is owed on the amount due to Parent.
Allied provides us with a variety of management and administrative services in exchange for a fee which is based on revenues. Such fees, which are included in selling, general and administrative expenses in the consolidated statement of operations, totaled $35.4 million; $31.4 million and $29.7 million for the years ended December 31, 2007, 2006 and 2005, respectively. We also participate in Allied’s general liability, automobile liability and workers’ compensation insurance programs and are allocated a portion of the related costs on an annual basis based on our payroll. Prior to 2006, our costs for this coverage approximated the actual amount of losses we incurred each year. Such costs are included in cost of operations in the consolidated statement of operations and totaled $52.4 million for the year ended December 31, 2005. Beginning in 2006, Allied modified its allocation methodology to include costs associated with third party insurance premiums as well as claims administration. Costs allocated to us for participation in Allied’s insurance programs totaled $81.5 million and $80.9 million in 2007 and 2006, respectively. Had Allied included the costs associated with third party insurance premiums and claims administration in 2005, our operating costs would have increased by $12.0 million.
We provide and receive collection and disposal services from Allied and certain of its subsidiaries, which are recorded in our consolidated statement of operations. Related revenues for the years ended December 31, 2007, 2006 and 2005 were approximately $130.7 million, $130.8 million and $135.4 million, respectively, while related expenses were $63.7 million, $62.9 million, and $52.2 million, respectively, recorded in cost of operations.
We sell trade receivables at a discount to another subsidiary of Allied in connection with Allied’s secured receivables loan program. In connection with the sales, we recognized a discount of approximately $11.7 million, $5.8 million and $5.0 million recorded in selling, general and

BROWNING FERRIS INDUSTRIES, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
administrative expenses for the years ended December 31, 2007, 2006 and 2005, respectively. We recorded a note receivable due from affiliate as part of the initial sale of receivables with a balance of approximately $10.5 million at December 31, 2006 in due to Parent. This note was settled during 2007. Allocated interest income on the note receivable was approximately $1.2 million, $0.6 million and $1.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.
In 2001, we entered into lease agreements with certain subsidiaries of Allied for equipment and vehicles. The associated lease expense, included in cost of operations totals $13.5 million, $15.1 million and $18.8 million, in 2007, 2006 and 2005, respectively.
Stock-based compensation allocated by the Parent to BFI and included in selling, general and administrative expenses for the years ended December 31, 2007 and 2006 was $2.2 million and $1.2 million, respectively. Such compensation expense for the year ended December 31, 2005 was immaterial.
11. Statements of Cash Flows
Supplemental cash flow disclosures and non-cash transactions for the years ended December 31 are as follows (in millions):

	2007	2006	2005
Supplemental disclosures -
Interest paid (net of amounts capitalized)	$375.3	$417.1	$426.3

Non-cash transactions -
Capital lease obligations incurred	$0.2	$—	$0.3
Non-cash dividend to parent	20.0	30.2	14.7